THE BANK OF NEW YORK MELLON

240 Greenwich Street

New York, New York 10286

January 11, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Registration Statement on Form F-6 filed on behalf of MYT Netherlands Parent B.V. Request for Acceleration

Ladies and Gentlemen:

The Bank of New York Mellon, as Depositary for securities against which American Depositary Shares are to be issued, hereby requests the acceleration of the effectiveness date of the above registration statement by the Securities and Exchange Commission pursuant to Section 8(a) of the Securities Act of 1933, to be effective at the same time as the Form F-1 filed by MYT Netherlands Parent B.V. or as soon thereafter as practicable.

Very truly yours,

/s/ Lance Miller

Name: Lance Miller

Title: Vice President

Cc: Bruce R. Wilde, Esq.

Emmet, Marvin & Martin, LLP

bwilde@emmetmarvin.com